Exhibit 5.1

                [LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]

                                              March 30, 2000

Robocom Systems International Inc.
511 Ocean Avenue
Massapequa, New York  11758

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 650,000 shares of common stock, par value $.01 per share (the "Shares"), of Robocom Systems International Inc. (the "Company") for delivery under the Company's 1997 Stock Option Plan and Long-Term Incentive Compensation Plan, as amended (the "Plan").

      We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York and the federal securities laws of the United States of America.

      We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, will be legally issued, fully-paid and non-assessable under the laws of the State of New York.

      We consent to the use of this opinion as an exhibit to the Registration Statement.

      This opinion is furnished in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without prior written consent.

                                            Very truly yours,


                                            /s/PRYOR CASHMAN SHERMAN & FLYNN LLP